SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             MacDermid, Incorporated

                   (Name of Registrant as Specified In Its Charter)
 ............................................................................

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
 ............................................................................
Payment of Filing Fee (Check the appropriate box):
[X] No fee required per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1)  Title of each class of securities to which transaction applies:
    .......................................................................
       2)  Aggregate number of securities to which transaction applies:
 .......................................................................
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 .......................................................................
      4)  Proposed maximum aggregate value of transaction:
 .......................................................................
      5)  Total fee paid:
 .......................................................................















[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

(MacDermid)
(Chevron  )


                                 MACDERMID
                                Incorporated
                             245 Freight Street
                         Waterbury, CT. 06702-0671

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 22, 1998


     The Annual Meeting of Shareholders of MacDermid, Incorporated ("MacDermid") will be held at the Naugatuck Valley Community College, Fine Arts Center, 750 West Main Street, Waterbury, CT. on Wednesday, July 22, 1998 at 3:00 P.M. EDT, for the following purposes:

     1. To elect five directors to hold office until the next annual meeting and until their successors are elected and qualified;

     2. To consider and act upon a proposal to approve the material terms of the performance goals under which annual executive compensation is determined under the MacDermid, Incorporated Executive Compensation Plan;

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 29, 1998 as the record date for the determination of shareholders who will be entitled to notice of and to vote at the meeting.

     You are requested to promptly vote, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope at your earliest convenience prior to the meeting. Because it is impractical to eliminate duplication, separate proxies are mailed to persons whose names are shown in more than one way on MacDermid's stock records. Therefore, you may receive more than one proxy. Please vote, date, sign and return all proxies received.

     If you are an employee participating in MacDermid's Employees Profit Sharing or Employee Stock Ownership Plans, you will receive separate instructions covering shares held for your account in such plan or plans.

     Your proxy vote is very important. Prompt return of all your proxies will minimize proxy solicitation expense, assure a quorum and avoid confusion and delay at the meeting.


                                By Order of the Board of Directors,

Waterbury, Connecticut             JOHN L. CORDANI
June 22, 1998                     Corporate Secretary


(IN ORDER TO AVOID UNNECESSARY EXPENSE), we urge you to indicate voting instructions on the enclosed proxy and date, sign and return it promptly PRIOR to the meeting in the envelope provided, no matter how large or small your holdings may be.

(MacDermid)
(Chevron)

                                 MACDERMID
                                Incorporated
                              245 Freight Street
                      Waterbury, Connecticut 06702-0671



                          PROXY STATEMENT GENERAL

     The accompanying proxy is being solicited by the Board of Directors of MacDermid, Incorporated ("MacDermid") for use at the annual meeting of Shareholders of MacDermid and at any and all adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting of Shareholders, at Naugatuck Valley Community College, Fine Arts Center, Waterbury, CT. on Wednesday, July 22, 1998 at 3:00 P.M., EDT.


     Each holder of MacDermid's common stock (the "Common Stock") is entitled to one vote per share on each matter to be brought before the Meeting. Valid proxies will be voted as specified thereon at the Meeting. Any shareholder giving a proxy in the accompanying form (a "Proxy") retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by (1) delivering written notice of such revocation to John L. Cordani, Corporate Secretary, MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702-0671; (2) delivering to the Corporate Secretary a duly executed Proxy or other proxy form bearing a date subsequent to the date on the given Proxy; or (3) appearing at the Meeting and requesting to vote his or her shares in person. Any shareholder who attends the Meeting in person will not be deemed thereby to revoke the Proxy unless such shareholder affirmatively indicates at the Meeting his intention to vote the shares in person.

     Unless a shareholder provides contrary instructions on a Proxy, all shares represented by the Proxy (if not revoked before such shares are voted) will be voted for the election of the nominees for directors named below, and by the persons granted the proxies in their discretion on any other business properly to come before the Meeting.

     MacDermid has retained D.F. King & Co., Inc. of New York, New York ("King") to assist with the solicitation of Proxies and the mailing and distribution of proxy material. The anticipated cost of King's services, including reimbursement for expenses, is approximately $8,500. MacDermid will bear the cost of the solicitation of Proxies, which may include the reasonable expenses of brokerage firms and others for forwarding Proxies and proxy material to the beneficial owners of Common Stock of MacDermid. In addition to the use of the mails, Proxies may be solicited by King and by regular employees of MacDermid personally or by telephone or telegram.
Votes will be counted by employees of Harris Trust Company of New York, New York ("Harris"), the Corporation's transfer agent. MacDermid currently anticipates that Mr. John L. Cordani, the Corporate Secretary of MacDermid, will be the Inspector of Election who will certify the votes at the meeting of shareholders.

     Only holders of Common Stock of record at the close of business on May 29, 1998 are entitled to notice of and to vote at the Meeting. On that date there were 25,178,492 shares of Common Stock outstanding and entitled to be voted. Holders of a majority of such outstanding shares, present in person or represented by proxy, will be necessary to constitute a quorum at the Meeting. If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting will be necessary for the election of each nominee for director and for the approval of the other items proposed. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Abstentions are counted in determining the shares represented at the Meeting with respect to each proposal presented to shareholders, but broker non-votes are not counted for such purpose.


     Any shares held for the account of a shareholder who participates in the MacDermid Dividend Reinvestment Plan will be voted automatically with the shareholder's other shares of Common Stock as directed by the shareholder on the enclosed Proxy.

     The approximate date on which this Proxy Statement and the accompanying Proxy are first sent to shareholders is June 22, 1998. MacDermid's Annual Report to Shareholders, containing financial statements for the fiscal year ended March 31, 1998, accompanies these proxy materials to each shareholder.






 EVERY SHAREHOLDER'S VOTE IS IMPORTANT
Please complete, sign and return your proxy card in the enclosed envelope.

                                   ITEM 1

                            ELECTION OF DIRECTORS

     The Board of Directors, pursuant to the By-Laws, has fixed at five the number of directors to be elected at the Meeting. Shares represented by Proxies will be voted for the election of the nominees for Director listed below, unless otherwise indicated. Each Director of MacDermid shall serve until the next annual meeting or until his successor has been elected and qualified. All the nominees are currently Directors of MacDermid.

     Management has no reason to believe that any nominee named below will be unable to serve as a Director. If at the time of the Meeting a nominee should be unable to stand for election, it is the intention of the persons granted the Proxies to vote in their discretion for such person as may be designated as a nominee by the Board of Directors of MacDermid.

The following information has been provided by each Director nominee.

                          -NOMINEES FOR DIRECTOR-

-----------------------------------------------------------------------------
HAROLD LEEVER Mr. Leever joined MacDermid in 1938. He was elected President in 1954 and Chairman of the Board in 1977. Mr. Leever is active in a number of organizations concerned with education, health and youth development.
Mr. Leever has a B.S. degree in Chemical
Engineering from Michigan State University.

Principal occupation - Chairman of the Board of MacDermid.

Director since 1947

1,721,222 shares - 6.8% (1)

Chairman of the Executive and Nominating Committees.

Age:  84



------------------------------------------------------------------------------

                               --NOMINEES FOR DIRECTOR --

-----------------------------------------------------------------------------
DANIEL H. LEEVER  Mr. Leever joined MacDermid in
1982.  In 1989, he was appointed Senior Vice
President and Chief Operating Officer. In the following year, he was appointed President and Chief Executive Officer. Mr. Leever attended undergraduate school at Kansas State University and the Graduate School at the University of New
Haven School of Business.

Principal occupation -President and Chief Executive Officer of MacDermid.

Director since 1989

2,253,109 shares - 8.9% (2) (3)

Member of the Executive and Nominating Committees

Age:  49

-----------------------------------------------------------------------------
DONALD G. OGILVIE - Mr. Ogilvie has been the
Executive Vice President of the American
Bankers Association since 1985.  He was from 1980 to
1985 a Vice President of Celanese Corporation and from 1977 to 1980 Associate Dean of Yale
University's School of Organization and Management.
Earlier he held posts in the U.S. Department of Defense and in the Executive Office of the President as Associate Director of National Security and
International Affairs in the Office of Management and Budget. Mr. Ogilvie has a B.A. degree from Yale
University and an M.B.A. from Stanford University's
School of Business.

Principal occupation - Executive Vice President of American Bankers.
Association

Director since 1986

8,517 shares - *(2)

Member of the Audit, Compensation, Executive and Nominating Committees.

Age:  55


-----------------------------------------------------------------------------

                                --NOMINEES FOR DIRECTOR--

------------------------------------------------------------------------------
JAMES C. SMITH Mr. Smith is Chairman of the Board and Chief Executive Officer of
Webster Financial Corporation and its
subsidiary, Webster Bank of Connecticut.
He also serves and has served since prior to 1987 as President of Webster. Mr. Smith is active in a number of organizations dedicated to enhancing the quality of life in the communities served by Webster. Mr. Smith has an AB degree from Dartmouth College.

Principal occupation - Chairman of the Board and Chief Executive Officer of Webster Financial Corporation and its subsidiary, Webster Bank of Connecticut.

Director since 1994

11,145 shares  - * (2)

Member of the Audit, Compensation, Executive and Nominating Committees.

Age:  49

------------------------------------------------------------------------------
THOMAS W. SMITH Mr. Smith is and since 1973 has been the Managing Partner of Prescott
Investors. He is on the board of directors of Cataline Marketing Corporation and the National Center for Policy Analysis.
Mr. Smith has a B.A. degree
from Miami University and an M.A. from the University of California at Berkeley.

Principal occupation - Managing Partner of
Prescott Investors.

Director since 1989

1,905,500 shares - 7.6% (4)

Chairman of the Audit and Compensation Committees and a member of the Executive and Nominating Committees

Age:  70


------------------------------------------------------------------------------

* Indicates less than 1% of the outstanding shares of Common Stock.

                      Notes to Election of Directors

     (1) Includes 265,089 shares owned by his wife, Ruth Ann Leever, as to all of which shares Mr. Leever disclaims any beneficial interest, and 48,662 shares held by MacDermid's Profit Sharing and Employee Stock Ownership
Plans. The Bank of Boston Connecticut, Mr. Daniel Leever and Mr. Thomas Leever as co-trustees of certain trusts, may have or succeed to the rights to vote 1,143,411 shares. A portion of the information for Mr. Leever was obtained from his amended Schedule 13G dated January 12, 1998. MacDermid has entered into an agreement with Mr. Leever that up to the greater of $522,988 or the then face amount of a life insurance policy held by MacDermid on Mr. Leever's life will be used to purchase a portion of his MacDermid shares upon his death. The total purchases to be made are not to exceed the total of the state and federal estate taxes and funeral and administration expenses of Mr. Leever's estate. The price per share of such purchase is to be the market price at the time of death.


     (2) Owner has sole investment and voting power.

     (3) Includes 90,769 shares held by MacDermid's Profit Sharing and Employee Stock Ownership plans, 67,500 shares which are subject to restrictions on transfer until May 30, 1998, 112,500 shares which are subject to restrictions on transfer until May 18, 1999, 90,000 shares which are subject to restrictions on transfer until June 14, 2000 and 67,000 shares which are subject to restrictions on transfer until April 19, 2002 under the terms of the Special Stock Purchase Plan and 450,000 shares which may be acquired upon exercise of options granted under the Special Stock Purchase Plan. Also includes 39,582, 29,583, 40,488, and 10,020 shares which are subject to restrictions on transfer until August 1, 1999, May 14, 2000, May 14, 2001, and May 14, 2002 respectively under the terms of the MacDermid 1995 Equity Incentive Plan. Includes 74,703 shares held in trust by Mr. Leever for his sons and 3,390 shares owned by his spouse, as to all of which Mr. Leever disclaims beneficial interest. This also includes 1,143,411 shares held by certain trusts established by Mr. Harold Leever, of which Mr. Daniel Leever is co-trustee.

     (4) Includes 1,809,108 shares held by partnerships in which Mr. Smith is a general partner and 45,000 shares held by Prescott Investors' Employee Profit Sharing Plan, as to all of which Mr. Smith shares voting and investment power and 51,372 shares held by Mr. Smith personally. A portion of the information for Prescott Investors, is taken from its amended Schedule 13D dated August 3, 1990.

                              COMPENSATION COMMITTEE
                         REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation in the fiscal year ended March 31, 1998.


EXECUTIVE COMPENSATION

     The Compensation Committee is primarily responsible for MacDermid's overall executive compensation policy of compensating MacDermid's officers competitively with those of comparable companies, rewarding exceptional performance where appropriate and providing incentive for future performance through cash incentive payments and equity incentives. In fiscal year 1998, MacDermid's executive compensation had three basic components: base annual salary, short-term cash incentive bonus and equity incentives (long term compensation).

     In establishing levels of annual salary, incentive bonus and equity incentives, the Committee generally considers, in order of emphasis, the following factors: (i) MacDermid's performance, or in certain cases group performance, relative to Committee expectations, (ii) the performance and achievements of MacDermid's executives, individually, and as a group, (iii) the responsibilities of each executive, (iv) the compensation practices of peer companies, and (v) the level of cash compensation and equity incentives required to attract and hold qualified executives.

     MacDermid uses a comparator group of specialty chemical companies, (the "Comparator Group") to serve as a factor for determining the appropriate cash and equity incentive components of the program.
The companies in the Comparator Group are selected based upon their similarity to MacDermid, relative complexity and scope. Earnings trends, return on equity and other performance measures are compared. The size and composition of the Comparator Group may change from year to year.
The Comparator Group differed from the group of companies included in the Media General Specialty Chemical stock index used in the Comparative
Stock Performance graph on page 10. The Media General Specialty Chemical stock index, which consists of approximately 70 companies, is too unwieldy to use for compensation purposes because of the large number of companies and their disparate compensation practices. The Comparator Group is not used in the performance graph principally because of the need to maintain consistency in the indices or peer groups used in the graph.

     Before considering the compensation factors discussed above, the Committee targets base annual compensation at a level which, together with incentive bonuses, would provide cash compensation to individual executives at below median market compensation levels for poor corporate or unit performance, at median market compensation levels for good performance, and above median market compensation levels for excellent performance.

     Executive officers were eligible to receive incentive bonuses pursuant to MacDermid's short-term Executive Incentive Compensation Plan, the purpose of which is to motivate executives to use their best efforts to enhance shareholder value through improvements in MacDermid's financial performance. The Committee used a formula in determining the initial amount of the executive incentive bonus. The formula utilizes the following three factors: (i) the increase in consolidated earnings per share averaged over the most recent two-year period (the "EPS Change"), (ii) the relationship of net earnings to net sales ("ROS") and (iii) the relationship of net earnings to average shareholders' equity ("ROE"). An incentive bonus was paid with respect to a particular factor only if the EPS Change, ROS or ROE equal or exceed 3%, 4% and 14%, respectively. The factors may be measured on corporate or group performance. The amount of incentive bonus that is actually paid to corporate executive officers is subject to downward adjustment by the Committee based upon individual performance.


     During the fiscal year ended March 31, 1998 MacDermid's executives were eligible to receive equity incentives (Stock Options or Restricted Stock Awards) under the MacDermid Special Stock Purchase Plan (the "Special Stock Purchase Plan") and the MacDermid, Incorporated 1995 Equity Incentive Plan (the "Equity Incentive Plan"). The Committee administers the Plans, which were approved by MacDermid's shareholders in 1992 and 1995 respectively, and awards equity incentives to executives and other employees of MacDermid.
The purpose of awarding equity incentives under the Plans is to enable MacDermid to attract, retain and motivate its employees to exert their best efforts to enhance shareholder value by giving them the ability to participate in the long-term growth of MacDermid. The Committee generally considers the same factors in establishing the amounts of equity awards for MacDermid's executive officers as those listed above. The amounts of the awards are based upon the relative position of each executive officer within MacDermid and individual performance independent of the terms and amount of awards previously granted.


     Restricted Stock Awards issued under the Equity Incentive Plan consist of restricted stock having a fair market value equal to twenty (20) percent of the participant's annual bonus amount made in lieu of the allocable bonus amount plus a matching portion equal to a multiple or fraction of the shares awarded in lieu of the allocable bonus amount. The restricted stock awards may not be sold or transferred during a period of four (4) years from the date of the award. The restricted stock is forfeited to MacDermid if the participant's employment with MacDermid is terminated during the restricted period, except in the case of death, permanent disability, involuntary termination without cause or retirement. Such restrictions may, however, be waived by the Committee in its discretion from time to time.

     Stock Options awarded under the Special Stock Purchase Plan are in the form of options to purchase a specified number of restricted shares of MacDermid Common Stock at an exercise price at least 66.6% of the market price of the Common Stock on the date of award. The options are generally exercisable only during the four-year period beginning on the date of award. However, at the 1996 Annual Meeting, the shareholders approved amendments to the Special Stock Purchase Plan which may extend the foregoing exercise period under certain conditions. The shares of Common Stock acquired upon any exercise are treated as restricted stock for a period of four years commencing on the date of exercise. Such shares may not be sold during such period (other than to MacDermid at the exercise price) and must be resold to MacDermid at the exercise price if the participant's employment with MacDermid is terminated during such period, except in the case of death, retirement, permanent disability or involuntary termination without cause. Such restrictions may, however, be waived by the Committee in its discretion from time to time.


The Committee believes that the Plans allow executive officers to participate in the enhancement of shareholder value but only after requiring them to share in the risk of share ownership by holding restricted stock for a period of four years.

For Fiscal Year 1998, annual incentive compensation was paid to Messrs. LoVetere, Pfaff and Janssen in accordance with the terms of the MacDermid, Incorporated Executive Incentive Compensation Plan, the material terms of which were approved by the Shareholders at the 1997 Annual Meeting.

CHIEF EXECUTIVE OFFICER COMPENSATION

The compensation for Daniel H. Leever, MacDermid's Chief Executive Officer, was determined utilizing the methods and factors discussed above.
Mr. Leever's base annual salary remained at $275,000 in fiscal 1998.
Mr. Leever's base salary has remained constant at this level for the past four years. Annual inflationary increases of three percent (3%) in each of the last four fiscal years, have been deferred and may be paid with the short-term cash incentive if MacDermid reaches the minimum performance levels in all categories of the short term cash incentive plan. Mr. Leever received a bonus for the fiscal year ended March 31, 1998 based on each of the bonus factors, all of which exceeded the minimum requirements for payment of a bonus. MacDermid's performance during the fiscal year ended March 31, 1998 placed MacDermid solidly in the upper quintile of the Comparator Group. During fiscal year 1998, Mr. Leever received a restricted stock award of 40,488 shares of Common Stock (adjusted for the 3 for 1 stock split which occurred on February 6, 1998). For Fiscal Year 1998,
Mr. Leever's annual incentive compensation was paid in accordance with the terms of the MacDermid, Incorporated Executive Incentive Compensation Plan. Subject to Shareholder approval, Mr. Leever's cash compensation for Fiscal Year 1999 will be paid in accordance with the terms of the MacDermid, Incorporated Executive Compensation Plan.

                                  Respectfully submitted by,


                                  THE COMPENSATION COMMITTEE
                                  Thomas W. Smith, Chairman
                                  Donald G. Ogilvie
                                  James C. Smith


                          SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes annual, long-term and other compensation paid by MacDermid and its subsidiaries for each of its three fiscal years ended March 31, 1998 to MacDermid's Chief Executive
Officer and four other most highly compensated officers.

                                           Long-Term
                                           Compensation
               Annual Compensation         Awards
               -------------------         ------------
                                           Securities
                                           Underlying
                      Fiscal               Options or          All other
Name and              Year Salary   Bonus  Restricted Stock    compensation
principal position          ($)     ($)<F1>    (#) <F2>       ($) <F3> <F4>
___________________________________________________________________________

Daniel H. Leever      1998 275,000  683,032    40,488           720,596
President and         1997 275,000  601,340    29,583            33,162
Chief Executive       1996 275,000  448,668    39,582            56,569
Officer

Arthur J. LoVetere,Jr.1998 155,000  195,582    11,892           858,100
Executive Vice        1997 155,000  170,430    15,822            20,083
President and Chief   1996 120,684  160,000    75,726            79,101
Financial Officer

Michael A. Pfaff      1998 158,600  160,000     3,438           795,259
Vice President        1997 154,000   98,600     6,066            79,870
                      1996 145,000  100,000    14,814            30,688


Patricia I. Janssen   1998 157,601  101,504     3,279           841,437
Vice President        1997 146,614   93,800     3,168            24,948
                      1996  38,679   34,000    67,500             1,869


Peter E. Kukanskis    1998 125,700   75,420     1,020           652,959
Vice President        1997 122,000   29,300     2,637             7,628
                      1996 115,000   40,000     8,559            22,299
















<F1>  The bonuses reported were actually paid in the following fiscal year but calculated and accrued based upon performance in the fiscal year indicated in each case.

<F2>  Awarded in fiscal year indicated. All awards listed, except for certain shares indicated for Mr. LoVetere in fiscal 1996, consisted of restricted Stock Awards under the 1995 Equity Incentive Plan. The 75,726 shares noted for Mr. LoVetere in fiscal 1996 consisted of 67,500 options awarded under the Special Stock Purchase Plan and 8,226 shares issued under the 1995 Equity Incentive Plan. The amount for each of the fiscal years have been adjusted for the 3 for 1 Stock Splits which occurred on November 15, 1996 and February 6, 1998.

<F3>  For Fiscal Year 1996 this includes certain amounts which, previous to 1992 would have been included in MacDermid's contribution to the Profit Sharing Plan. Employees, generally, have the right to contribute this amount to the Profit Sharing Plan under 401(k) rules. However, due to limitations imposed by Internal Revenue Service Rules, certain executive officers are prevented from making such a contribution and receive the amount as additional cash compensation.

<F4>  Amounts listed for 1998 include deemed compensation, which arose from restrictions being lifted on certain optioned shares exercised under the MacDermid Incorporated Special Stock Purchase Plan, in the amounts of $701,112, $843,000, $781,064, $819,027, $644,733 for Messrs. Leever,
LoVetere, Pfaff, Janssen and Kukanskis, respectfully. Amounts listed for 1998 also include payments by MacDermid for premiums for split dollar life insurance in the amounts of $4,384,$5,193, and $5,126 on behalf of, respectively, Messrs. Leever, Pfaff, and Kukanskis; contributions to the E.S.O.P. in the amounts of $5,600, $5,600, $3,858, and $4,750 on behalf of, respectively, Messrs. Leever, LoVetere, Pfaff, and Janssen; contributions to the Profit Sharing Plan in the amounts of $3,200, $3,200, $3,200, $3,200, and $3,100 on behalf of, respectively, Messrs. Leever, LoVetere, Pfaff, Janssen and Kukanskis; contributions to the Supplemental Executive
Retirement Plan for supplemental profit sharing contributions of $11,035, $1,977, $622, $506 for Messrs. Leever, LoVetere, Pfaff, and Janssen; and premiums for term life insurance in the amounts of $2,808, $967, $1,395, $1,338, and $2,072 on behalf of, respectively, Messrs. Leever, LoVetere, Pfaff, Janssen and Kukanskis. The amount listed for Mr. LoVetere in 1996 includes $60,318 in reimbursed moving expenses. The amount listed for Mr. Pfaff in 1997 includes $56,758 of deemed compensation which arose from option shares exercised four years earlier and for which the restrictions on transfer lapsed this year.




                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

      The following table provides information with respect to the aggregate number of unexercised options held by the Chief Executive Officer and the named officers as of March 31, 1998.

                      Shares               Number of             Value of
                      Acquired             Securities Underlying Unexercised
                      on                   Unexercised           In-the-money
                      Exercise             Options/SARs at       Options at
                      During               FY-end                FY-end
                      Fiscal     Value     Exercisable/          Exercisable/
                      1998       Realized  Unexercisable         Unexercisable
 Name                 ($) <F3>   ($) <F1>  (#) <F2> <F3>         ($) <F2> <F4>
------------------------------------------------------------------------------
Daniel H. Leever        90,000   1,155,180    540,000            11,474,359
Arthur J. LoVetere,Jr   67,500     843,000          0                     0
Michael A. Pfaff       135,000   2,419,830          0                     0
Patricia Janssen        67,500     617,381          0                     0
Peter Kukanskis         63,000   1,130,697          0                     0


<F1>  Value is determined as the spread between the exercise price and the market price on the date of exercise.

<F2>  All options were exercisable on the date of grant and at
March 31, 1998.

<F3>  Reflects 3 for 1 stock splits which occurred on November 15, 1996 and February 6, 1998.

<F4>  Calculated using a market value per share at March 31, 1998 of
$28-3/4.

                        EMPLOYEES PENSION PLAN

     The MacDermid Employees Pension Plan (the "Pension Plan") is a qualified defined benefit plan. Pension payments may be made under the Pension Plan upon normal retirement commencing when an executive reaches age 60 based upon credited years of service up to a maximum of 30 years. Annual benefits are calculated on a single-life annuity basis and are subject to offsets for (i) amounts based on the value of the executive's interest in the Profit Sharing Plan as of March 31, 1976, if any, and (ii) 0.45% of the lesser of covered compensation or final average compensation, as defined by the Internal Revenue Code (the "Code") Section 401(1), multiplied by the years of service.

     Under the MacDermid, Incorporated Supplemental Executive Retirement Plan (the "Supplemental Plan"), executive officers are entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension
Plan were it not for certain restrictions imposed under the Code relating to the amount of benefits payable under the Pension Plan and the amount of annual compensation which may be taken into account in determining benefits under the Pension Plan.

      Assuming that there are no changes in the Pension Plan and that participants historically have had earnings at least equal to the maximum Social Security wage base in each year of employment with MacDermid, the following table illustrates the estimated annual benefit payable for life under the Pension Plan and the Supplemental Plan to an employee retiring at age 60 on March 31, 1998 with maximum service under the Plan of up to 30 years. These benefits neither reflect an offset for the participant's March 31, 1976 interest in the Profit Sharing Plan nor do they recognize a Social Security supplement which is payable under the Pension Plan until the employee reaches age 65.

            ESTIMATED ANNUAL PENSION PAYABLE AT NORMAL RETIREMENT
                      BASED ON YEARS OF SERVICE INDICATED
--------------------------------------------------------------------------
Final Average
  Earnings   10 Years     15 Years     20 Years     25 Years      30 Years
--------------------------------------------------------------------------
$150,000     20,621        30,932       41,243       51,553        61,864
$200,000     28,121        42,182       56,243       70,303        84,364
$250,000     35,621        53,432       71,243       89,053       106,864
$300,000     43,121        64,682       86,243      107,803       129,364
$350,000     50,621        75,932      101,243      126,553       151,864
$400,000     58,121        87,182      116,243      145,303       174,364
$450,000     65,621        98,432      131,243      164,053       196,864
$500,000     73,121       109,682      146,243      182,803       219,364
$600,000     88,121       132,182      176,243      220,303       264,364
$700,000    103,121       154,682      206,243      257,803       309,364
$800,000    118,121       177,182      236,243      295,303       354,364
$900,000    133,121       199,682      266,243      332,803       399,364

     Covered compensation under the Pension Plan includes an employee's annual salary and bonus, which, for the Chief Executive Officer and four other named officers, is set forth in the Summary Compensation Table. Messrs. Leever, LoVetere, Pfaff, Janssen and Kukanskis have 17, 9, 16, 3 and 30 years of credited service, respectively, under the Pension Plan.

                           COMPARATIVE STOCK PERFORMANCE


     The following graph and chart compare, during the five-year period commencing March 31, 1993 (at the market close) and ending March 31, 1998, the annual change in the cumulative total return on MacDermid's Common Stock with the Standard and Poors 500 and the Media General Specialty Chemicals Stock indices, assuming the investment of $100 on March 31, 1993 (at the market close) and the reinvestment of any dividends.


                          FIVE YEAR CUMULATIVE TOTAL RETURN

                                     (Graph)

     (The graph provided here has three data lines. Each line provides a representation of the cumulative total return achieved on MacDermid Common Stock, the Standard and Poors 500 and the Media General Specialty Chemicals Stock indices respectively. The three lines each begin at $100 and then diverge, connecting each of their respective five other data points. The lines for the Standard and Poors Index and for Specialty Chemicals Index are similar and show fairly even growth from 1993 to 1998. MacDermid's data line slightly trails Standard and Poors 500 and Specialty Chemicals through 1994 and, in 1995, increases to well above the comparator indices by the end of 1995 and continues to reflect superior comparative performance through 1998.)

     Past share performance should not be viewed as necessarily indicative of future performance.


Graph Dollar Values    1993    1994    1995    1996    1997   1998
------------------------------------------------------------------
MacDermid, Inc.        100      99     166     257     410    1023

Standard & Poors       100     101     117     155     186     275
500

Specialty Chemicals    100     108     112     130     136     166




                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               AND OF MANAGEMENT

     The following table sets forth information as of May 29, 1998, with respect to ownership of common stock by any person known to MacDermid to be a beneficial owner of more than 5% of its common stock, by MacDermid's five most highly compensated officers and by all directors and officers of MacDermid as a group.  Unless otherwise noted, each person has sole voting and disposition power with respect to such person's shares.
The total of shares of common stock beneficially owned by the officers includes the right to acquire ownership through exercise of stock options.
---------------------------------------------------------------------------
                                             Number of Shares     Percent
       Beneficial Owner                      Beneficially Owned   of Class
---------------------------------------------------------------------------
       FIVE PERCENT BENEFICIAL OWNERS

       Harold Leever                         1,721,222  <F1>           6.8%
       366 Guilds Hollow Road
       Bethlehem, Connecticut 06751

       MacDermid Employees Profit Sharing,   4,888,640  <F2>          19.4%
       Pension and Stock Ownership Plans
       245 Freight Street
       Waterbury, Connecticut  06702

       Thomas W. Smith and	             1,905,500  <F1>           7.6%
       Prescott Investors
       323 Railroad Avenue
       Greenwich, Connecticut 06830

       Bank of Boston Corporation            2,112,426  <F3>           8.4%
       100 Federal Street
       Boston, Massachusetts 02110

       Vanguard/Primecap Fund, Inc.          1,701,000  <F5>           6.8%
       P.O. Box 2600
       Valley Forge, PA 19482

       Daniel H. Leever                      2,253,109  <F1>           8.9%
       133 Railtree Hill Road
       Woodbury, CT. 06798

       Thomas M. Leever                      1,358,335  <F4>           5.4%
       R.R. Box 230
       Perkinsville, VT. 05151






       NAMED EXECUTIVE OFFICERS

      Daniel H. Leever                       2,253,109 <F1><F6><F7>    8.9%
      Arthur J. LoVetere, Jr.                   93,045 <F6><F7>           *
      Michael A. Pfaff                         272,313 <F6><F7>        1.1%
      Patricia I. Janssen                       61,355 <F6><F7>           *
      Peter E. Kukanskis                       150,275 <F6><F7>           *
      All Directors and Officers             5,923,940 <F6><F7>       23.5%
      as a group (15 persons)
---------------------------------------------------------------------------
*Less than 1% of shares outstanding

<F1>  Additional explanation of the shares beneficially owned by the
Directors is provided in the footnotes under Election of Directors.

<F2>  4,261,895 shares in the MacDermid Employees Profit Sharing Plan and in the MacDermid, Incorporated Employee Stock Ownership Plan and 233,490 shares in the MacDermid Imaging Technology, Inc. Profit Sharing and Employee Stock Ownership Plans are beneficially owned by the Trustee of the plans, Fleet Bank, One Federal Street, Boston, MA 02211, and 393,255 shares in the MacDermid, Incorporated Employees Pension Plan are beneficially owned by the Trustee of the plan, Investors Bank & Trust Company, 24 Federal Street, Boston, MA 02110. Under the terms of the Profit Sharing Plan and the ESOP, participants have the right to vote the shares credited to their accounts; however, the Trustee may, in its discretion, vote any shares (including unallocated shares) not voted by the participants. The trustee of the Pension Plan may vote all the MacDermid shares beneficially owned thereunder.

<F3>  The information for Bank of Boston Corporation ("BOB") is taken from its Schedule 13G dated February 14, 1997. Through its subsidiary, Bank of Boston Connecticut, BOB has sole voting power with respect to 826,290 shares, shared voting power with respect to 1,286,136 shares, sole dispositive power with respect to 624,009 shares and shared dispositive power with respect to 1,488,417 shares. Amounts have been corrected for the 3 for 1 split which occurred on February 6, 1998.

<F4>  Includes 1,143,111 shares held by certain trusts established by Mr. Harold Leever, of which Mr. Thomas Leever is co-trustee.

<F5>  The information for Vanguard Primecap Fund, Inc. is taken from its Schedule 13G dated December 31, 1997. Amounts have been corrected for the 3 for 1 split which occurred on February 6, 1998.

<F6>  The beneficial owners of these shares generally have sole voting and investment power.  Includes 2,253,109; 93,045; 272,313; 61,355;
and 150,275 shares of Common Stock reported for Daniel H. Leever and Messrs. Lovetere, Pfaff, Janssen and Kukanskis, respectively, and 493,583 shares of Common Stock beneficially owned by 12 officers as a group in MacDermid's Profit Sharing and ESOP Plans. Also includes 450,000 shares of Common Stock which may be acquired upon exercise of options granted to Mr. Leever.





<F7>  Includes 472,500, 140,687, and 54,000 shares of Common Stock for Messrs. Leever, Pfaff and Kukanskis, respectively, which are subject to restrictions on transfer under the Special Stock Purchase Plan, and 119,673, 38,741, 26,787, 8,015 and 11,909, shares of Common Stock for Mssrs.
Leever, LoVetere's, Pfaff, Janssen and Kukanskis respectively, which are subject to restrictions on transfer under MacDermid's 1995 Equity Incentive Plan.


                           INTEREST OF MANAGEMENT AND OTHERS
                     IN CERTAIN TRANSACTIONS AND FAMILY RELATIONSHIPS

     Harold Leever is the Chairman, a Director, and a nominee for Director of MacDermid. Mr. Leever's son, Daniel H. Leever, is President, Chief Executive Officer, a Director and a nominee for Director of MacDermid.


                           ADDITIONAL INFORMATION RELATING TO
                         THE BOARD OF DIRECTORS AND COMMITTEES


     The Board of Directors held a total of five (5) regular meetings during the 1998 fiscal year. Each of the five current members of the Board of Directors attended all of the meetings of the Board and the committees of which they were members. The Board has Audit, Compensation, Executive and Nominating Committees.

     The Audit Committee recommends independent auditors, reviews the scope of the audit examination and the independence of the auditors, reviews and approves non-audit services provided by the auditors, reviews findings and recommendations of the auditors and management's response thereto and reviews MacDermid's internal audit function. The Committee met two (2) times during the 1998 fiscal year. Members of the Committee are: Thomas W. Smith, Chairman, Donald G. Ogilvie and James C. Smith.

     The Compensation Committee reviews and makes recommendations to the Board with respect to officer compensation and it administers the MacDermid, Incorporated Special Stock Purchase Plan and the MacDermid, Incorporated 1995 Equity Incentive Plan, determining the persons to whom equity incentives are to be granted, the number of shares to be granted, the conditions of the grant, and the manner in which the exercise price shall be payable. The Committee, which met two (2) times during the 1998 fiscal year, includes Mr. Thomas W. Smith, Chairman,
Donald G. Ogilvie and James C. Smith.

      The Executive Committee may exercise, subject to limitations prescribed by law, those powers assigned to it by the Board of Directors. The Committee, which did not meet during the 1998 fiscal year, includes Harold Leever, Chairman; Daniel H. Leever, Donald G. Ogilvie,
Thomas W. Smith, and James C. Smith.

     The Nominating Committee reviews and makes recommendations to the Board with regard to director nominees. Any shareholder wishing to recommend a nominee to the Board should do so in writing addressed to John L. Cordani, Corporate Secretary, MacDermid, Incorporated,
245 Freight Street, Waterbury, Connecticut 06702-0671. The Committee, which met once during the 1998 fiscal year, includes Harold Leever, Chairman; Daniel H. Leever; Donald G. Ogilvie, Thomas W. Smith, and James C. Smith.

     Directors who are employees of MacDermid received no compensation in addition to their salaries and benefits received as employees. Directors who are not employees were paid $500 for each meeting of the Board attended, an additional $500 for each meeting of the Board exceeding four hours duration, $150 for each committee meeting attended not coincident with a meeting of the Board, a quarterly cash retainer of $750, and an annual retainer of $8,000 payable in shares of MacDermid Common Stock.
MacDermid provided up to $50,000 group term life insurance for each outside director for which it paid a total of $635 in premiums during the 1998 fiscal year.


ITEM 2.

                PROPOSAL TO APPROVE THE MATERIAL TERMS OF THE PERFOR-MANCE GOALS UNDER WHICH ANNUAL EXECUTIVE COMPENSATION
                 IS DETERMINED UNDER THE MACDERMID, INCORPORATED
                          EXECUTIVE COMPENSATION PLAN


General

     The Board of Directors seeks shareholder approval of the material terms of the performance goals under which executive compensation is to be determined pursuant to the MacDermid, Incorporated Executive Compensation Plan (the "Plan"). The Compensation Committee of the Board of Directors (the "Committee") administers the Plan. Any corporate executive may be eligible under the Plan, however, the Chief Executive Officer is the only executive currently designated by the Committee as eligible to receive performance-based compensation under the Plan.

Other executives may currently be eligible to receive performance based incentive compensation under the MacDermid, Incorporated Executive Incentive Compensation Plan, the material terms of which have been approved by the Shareholders at the 1997 annual meeting. The Committee will designate specific executives as eligible under one of the foregoing plans each fiscal year within 90 days after the beginning of the fiscal year.

     Shareholder approval is sought so that performance based compensation which is to be paid under the Plan to a "covered employee" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") will be fully deductible by the Company. Without shareholder approval of its material terms, no amount will be paid pursuant to the Plan to any "covered employee".

     Section 162(m) of the Code prohibits the deduction by publicly held corporations of certain employee compensation exceeding one million dollars per year which is paid to a "covered employee", unless specified conditions are satisfied. To be deductible, such compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, the achievement of which is certified by a compensation committee consisting solely of two or more "outside directors" (within the meaning of Section 162(m)). In addition, the material terms of the performance goals used to determine the performance-based compensation must be disclosed to and approved by the shareholders prior to payment of such performance-based compensation.


Material Terms of the Plan

     Each year, the Committee (which consists solely of two or more "outside directors") will determine which executives will participate under the Plan and will set target performance goals that are necessary to be met for compensation to be paid under the Plan. Currently only the Chief Executive Officer has been designated to participate under the Plan. No base salary will be paid to the designated executives while participating under the Plan. The amount of performance based annual compensation which is payable to the participating executive will be determined according to the terms of the Plan. Annual compensation payable under the Plan will be based solely upon the following factors:
(i) Earnings per Share and (ii) the two year average of Earnings per Share growth. The Committee will set the specific targets annually, not later than ninety (90) days after the beginning of the Company's fiscal year. The specific targets for the performance goals will not be disclosed because the Committee has determined that the targets are confidential business information and their disclosure would adversely affect the Company.

     Annual cash compensation under the Plan will be determined in two components. The first component will be determined by multiplying a base amount (A), which has initially been set by the Committee at $6,000, by the number of cents per share the Company has earned for the fiscal year up to a certain level (B), which has initially been set by the Committee at $1.00. The second component will be determined as a fraction or multiple of the base amount (A) multiplied by the actual number of cents per share that the Company has earned for the fiscal year above (B).
The multiplier (D) used to determine the second component will be based upon the average two year growth rate of compounded earnings per share, expressed as a percentage, and will range from zero to two and one half. The multiplier will vary from zero for no two year average earnings per share growth to two and one half at a two year average earnings per share growth of 20% or more.

     The Committee will set each of the factors used in calculating both components of annual cash compensation, A-D, each year within 90 days after the fiscal year starts. The Committee may adjust earnings per share as used under the Plan for any unusual or extraordinary items of income or loss. It is currently anticipated that the base amount (A) will be reduced by about five (5) percent per year to compensate for the effect of natural compounding. The first component may be paid throughout the fiscal year on a quarterly basis, in arrears, based upon pro-rated performance. The second component will be paid after the end of the fiscal year when the performance criteria has been certified as having been met and any necessary adjustments will be made at that time. Unless the minimum threshold goals are attained, no compensation will be paid to the participants under the Plan. Thus, under the Plan, the only compensation paid to the participants will be performance based compensation paid under the terms of the Plan.

     All compensation payable under the Plan, being solely performance based competition, shall be considered bonus compensation as that term is used in the MacDermid, Incorporated 1995 Equity Incentive Plan (the "Equity Incentive Plan"). As such, Plan participants shall be eligible to receive matching restricted share grants under the terms of the Equity Incentive Plan based upon the compensation payable to the participants under the Plan. The maximum amount of annual compensation which may be paid to any participant under the Plan with respect to any fiscal year of the Company will be the lesser of (i) the amount determined as payable under the Plan plus any matching restricted stock grant under the Equity Incentive Plan; or (ii) five (5) million dollars, with any restricted stock grant valued, for this purpose, based upon the fair market value of the shares, at the time of granting, as determined by the Committee. No base salary will be paid to any executive designated by the Committee to participate under the Plan. Thus the only annual cash compensation paid to the participants under the Plan will be performance-based compensation paid under the terms of the Plan.


     The amount of yearly compensation paid to the participating executives with respect to any particular year, however, may be less than the amount determined under the applicable objective formula if such lesser amount is determined to be appropriate by the Committee, in its discretion. The Company may at any time and from time to time amend or terminate the Plan; provided, however, that no amendment which requires shareholder approval in order for an award under the Plan which is intended to comply with
Section 162(m) of the Code to continue to comply therewith will be effective without the requisite vote of the shareholders of the Company.

     The Plan is consistent with the Company's philosophy of tieing compensation to performance and thereby providing annual compensation at below median market compensation for poor corporate performance, at median market compensation for good performance and above median market compensation levels for excellent performance.

     Under the terms of the Plan, the participants receive no base salary, thereby placing all annual compensation at risk, based upon corporate performance. If the Plan had been in effect for the most recent fiscal year, with performance targets as recently set by the Committee, the compensation payable under the Plan would have been modestly less than the compensation that was actually paid. If the annual operating plan for fiscal year 1999, as approved by the Board of Directors, is achieved, the cash compensation payable under the Plan would be similar to the amounts paid for fiscal year 1998. Under the Plan annual compensation is linked directly and solely to performance and as a result annual compensation may be higher than historical levels for extraordinary corporate performance or lower than historical levels for poor corporate performance.

     The Board of Directors recommends a vote for approval of the material terms of the performance goals under which annual executive compensation is determined under the MacDermid, Incorporated Executive Compensation Plan. Approval of this proposal will require the affirmative vote of a majority of the common shares which are represented at the Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THIS PROPOSAL

INDEPENDENT ACCOUNTANTS

     The independent public accountants for MacDermid for fiscal year 1998 were KPMG Peat Marwick("KPMG"), which firm had been selected to be MacDermid's auditors for fiscal year 1998 by the Board of Directors.
At the Meeting, a representative of KPMG will have the opportunity to make a statement if he or she wishes to do so and will be available to answer any appropriate questions that may be asked by shareholders.



SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy statement relating to the 1999 annual meeting must comply in all respects with the rules and regulations of the Securities and Exchange Commission and be received at MacDermid's principal executive offices at 245 Freight Street, Waterbury, Connecticut 06702-0671 no later than February 22, 1999. Such proposals should be addressed to the attention of John L. Cordani, Corporate Secretary.


MISCELLANEOUS


The Board of Directors knows of no matters other than those referenced in the Notice of Annual Meeting which are to be brought before the Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment.

     It is important that Proxies be returned prior to the Meeting. Shareholders are urged to sign and date the enclosed Proxy and promptly return it in the enclosed envelope.


           June 22, 1998                            JOHN L. CORDANI
                                                    Corporate Secretary




MacDermid, Incorporated will provide without charge, to any shareholder, upon written request, a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 1998. Such request should be directed to John L. Cordani, Corporate Secretary, MacDermid, Incorporated, 245 Freight Street, Waterbury,
Connecticut  06702-0671.

                                                                Appendix A

FORM OF PROXY
Front


PROXY                           MACDERMID, INCORPORATED                PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Shareholders -- July 22, 1998 at 3:00 P.M., E.D.T. At The Naugatuck Valley Community College, Fine Arts Center, 750 West Main St., Waterbury, Connecticut

     The undersigned hereby constitutes and appoints HAROLD LEEVER and DANIEL H. LEEVER, or either of them, with full power of substitution in each, attorneys and proxies to act on behalf of the undersigned at said meeting and at any adjournment thereof (the "Meeting"), with authority to vote on the following matters all shares of stock which the undersigned would be entitled to vote at the Meeting if personally present as directed on the reverse side hereof with respect to the items set forth in the accompanying Proxy Statement and in their discretion upon such other matters as may properly come before the Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Reverse


PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

A vote FOR items 1 and 2 is recommended by the Board of Directors.
1. Election of Directors
   Nominees: Harold Leever, Daniel H. Leever,
   Donald G. Ogilvie, James C. Smith and
   Thomas W. Smith
                   FOR WITHHOLD FOR ALL (Except Nominee(s)
                   [ ]    [ ]     [ ]    written below)



2. Approval of the material terms of the performance goals under which annual executive compensation is determined under the MacDermid,
Incorporated Executive Compensation Plan.
                    FOR           AGAINST      ABSTAIN
                    [ ]            [ ]          [ ]

3. In their discretion, upon any other
   matters as may properly come before
   the meeting.
                    AUTHORITY  AUTHORITY
                    GRANTED     WITHHELD
                    [ ]          [ ]
This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the above matters.


      Dated:_______________________,1998
Signature(s)_____________________________
            _____________________________
            NOTE:Please sign exactly as name
               appears hereon. For joint accounts
               both owners should sign. When
               signing as executor, administrator,
               attorney, trustee, guardian,
               corporate officer, etc., please give
               your full title.





[Space is provided for a mailing label containing the shareholder's name, address, account number, CUSIP number, sequence number and number of shares.]